Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6500
(415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS 2007 SECOND QUARTER RESULTS

Second Quarter 2007 FFO Increases 34% Over Second Quarter 2006

Highlights:

•	Reported net income available to stockholders of $0.04 per diluted share and FFO of $0.51 per diluted share and unit for the second quarter of 2007

•	Acquired a 9.4 acre development site in suburban London, England with planning permission for a datacenter facility

•	Signed leases on approximately 275,000 square feet during the second quarter of 2007 at an average gross annualized rent of $64 per square foot

•	Commenced leases on over 76,000 square feet during the second quarter of 2007 at an average gross annualized rent of $94 per square foot

•	Converted 56,400 square feet of redevelopment space to the operating portfolio during the second quarter of 2007

•	Completed an underwritten public offering of 7 million shares of 4.375% Series C Cumulative Convertible Preferred Stock generating $169.1 million in net proceeds

San Francisco, Calif. (August 7, 2007) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate datacenters and Internet gateway facilities, today announced financial results for its second quarter ended June 30, 2007. The Company reported operating revenue of $95.6 million in the second quarter of 2007. Net income for the second quarter of 2007 was $7.8 million and net income available to common stockholders was $2.6 million, or $0.04 per diluted share, compared to $18.6 million, or $0.32 per diluted share and unit, in the previous quarter (which included an $18.0 million gain on sale and related minority

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

interests), and $1.7 million, or $0.05 per diluted share and unit, for the second quarter of 2006. Funds from operations (“FFO”) was $35.6 million in the second quarter, or $0.51 per diluted share and unit, up 2% from $35.0 million, or $0.50 per diluted share and unit in the previous quarter; and up 34% from $0.38 per diluted share and unit in the second quarter of 2006.

Acquisition and Leasing Activity

During the second quarter of 2007 the Company completed the acquisition of a 9.4 acre development site in suburban London, England – which the Company considers to be one of the most supply-constrained markets for datacenter space worldwide. Digital Realty Trust negotiated a power contract with the regional utility company that provisions the site with greatly expanded electrical service. The Company has executed a contract with a global financial institution to construct a build-to-suit datacenter on the site.

As of August 7, 2007, the Company’s portfolio comprises 62 properties, excluding one property held as an investment in an unconsolidated joint venture, consisting of 83 buildings totaling approximately 11.4 million rentable square feet, including 1.7 million square feet of space held for redevelopment. The portfolio is strategically located in 25 key technology markets throughout North America and Europe. Excluding space held for redevelopment, occupancy across Digital Realty Trust’s property portfolio was 94.6% at June 30, 2007.

For the quarter ended June 30, 2007, leases commenced on approximately 61,700 square feet of datacenter space at an average annualized rent of approximately $110.00 per square foot. The Company also commenced leases on 14,500 square feet of non-technical space at an average annualized rent of approximately $22.00 per square foot. The 274,700 square feet of leases signed during the second quarter includes over 228,400 square feet of datacenter space at an average annualized rent of approximately $72.00 per square foot and 46,300 square feet of non-technical space at an average annualized rent of approximately $22.00 per square foot.

Over 404,400 square feet of redevelopment space was under construction during the quarter, consisting of 240,000 square feet of Turn-Key Datacenter™, 39,900 square feet of build-to-suit datacenter and 124,500 square feet of new Powered Base Building™ building. Approximately 56,400 square feet space held for redevelopment was converted to the operating portfolio during the second quarter of 2007, which includes 37,700 square feet of Turn-Key Datacenter™ as well as 18,700 square feet of space that was leased on a Powered Base Building™ basis.

“New corporate applications, regulatory requirements for business continuity and data storage, as well as the proliferation of content distributed via the Internet are among the leading factors that continue to drive demand for high quality datacenter space. As a result, datacenters have become a critical infrastructure component of the global economy,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “Our strong performance is a reflection of our ability to satisfy this demand for space while offering tenants across industry verticals customer-oriented solutions that meet their current and long-term datacenter requirements. Our business fundamentals are solid and we are on track to meet or exceed our goals for the year.”

Balance Sheet Update

Total assets grew to approximately $2.4 billion at June 30, 2007, from $2.2 billion at December 31, 2006. Total debt at June 30, 2007 was approximately $1.2 billion compared to $1.1 billion at December 31, 2006. Stockholders’ equity was $936.5 million, up from $709.8 million at December 31, 2006, primarily due to the issuance of 7.0 million shares of Series C Cumulative Convertible Preferred Stock completed during the quarter resulting in approximately $169.1 million in net proceeds.

On April 10, 2007 the Company completed the underwritten public offering of 7 million shares of Series C Cumulative Convertible Preferred Stock. The Series C Cumulative Convertible Preferred Stock will pay dividends quarterly at a rate of 4.375% per annum of the $25 liquidation preference per share. The preferred shares will be convertible, at the holder’s option, at an initial conversion rate of 0.5164 common shares per $25.00 liquidation preference per preferred share (or an initial conversion price of $48.41 per common share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a 20% conversion premium over the closing sale price of the Company’s common shares on April 3, 2007, which was $40.34 per share.

During the quarter the Company also closed a construction financing on 3 Corporate Place in Piscataway, New Jersey. This $70.0 million construction loan has an 18-month maturity with a six-month extension option and a rate of one-month LIBOR + 225 basis points.

“We are continuing to manage our balance sheet to minimize our cost of capital, given the current market conditions, while maintaining financial flexibility to fund our growth,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust.

The Company is not changing its 2007 guidance at this time.

A copy of the Company’s second quarter 2007 supplemental financial package will be available today on its website at www.digitalrealtytrust.com.

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2007 second quarter results Wednesday, August 8, 2007 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-218-8862 (for domestic callers) or 303-262-2130 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 PM PT on Wednesday, August 8, 2007 until 11:59 PM PT on Wednesday, August 15, 2007. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11092743#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. The Company is focused on providing Turn-Key Datacenter™ and Powered Base Building™ datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 62 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 11.4 million rentable square feet, including 1.7 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 25 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results for 2007, 2007 FFO, total acquisitions for 2007, the acquisition mix between vacant properties and income producing properties, acquisition cap rates, the commencement of leases for turn-key datacenter space, redevelopment space and basic commercial space and the expected rents related to those leases, total capital expenditures, total general and administrative expenses, the accretive impact of the convertible preferred stock offering, the leasing prospects for the development site located in suburban London, England, the demand and long-term growth prospects for advanced datacenter facilities, and the expectation that the Company will achieve its performance objectives. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations; failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes or unexpected costs related thereto; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Operating Revenues:
Rental	$78,705	$49,900	$151,993	$95,650
Tenant reimbursements	16,631	12,337	32,310	23,540
Other	247	—	247	168

Total operating revenues	95,583	62,237	184,550	119,358

Operating Expenses:
Rental property operating and maintenance	23,865	13,205	45,104	24,519
Property taxes	7,342	6,839	14,882	13,422
Insurance	1,419	1,050	2,845	1,922
Depreciation and amortization	31,832	18,534	61,231	35,071
General and administrative	8,456	4,674	15,666	8,920
Other	128	150	316	331

Total operating expenses	73,042	44,452	140,044	84,185

Operating income	22,541	17,785	44,506	35,173
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	216	—	761	—
Interest and other income	532	262	1,045	490
Interest expense	(15,264)	(11,249)	(31,858)	(21,701)
Loss from early extinguishment of debt	—	(425)	—	(482)

Income from continuing operations before minority interests	8,025	6,373	14,454	13,480
Minority interests in continuing operations of operating partnership	(305)	(1,312)	(806)	(3,251)

Income from continuing operations	7,720	5,061	13,648	10,229
Income (loss) from discontinued operations before gain on sale of assets and minority interests	43	62	1,413	(112)
Gain on sale of assets	—	—	18,049	—
Minority interests attributable to discontinued operations	(5)	(28)	(3,266)	65

Income (loss) from discontinued operations (1)	38	34	16,196	(47)
Net income	7,758	5,095	29,844	10,182
Preferred stock dividends	(5,167)	(3,445)	(8,612)	(6,890)

Net income available to common stockholders	$2,591	$1,650	$21,232	$3,292

Net income per share available to common stockholders:
Basic	$0.04	$0.05	$0.36	$0.11
Diluted	$0.04	$0.05	$0.35	$0.11
Weighted average shares outstanding:
Basic	60,697,740	33,372,240	58,616,035	30,453,957
Diluted	62,970,291	33,872,344	60,732,426	30,944,327

(1)	During 2007 and 2006, we sold 7979 East Tufts Avenue (July 2006), 100 Technology Center Drive (March 2007) and 4055 Valley View Lane (March 2007) We have presented all activity for these properties in Income (loss) from discontinued operations for all periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$273,047	$228,728
Acquired ground leases	1,589	3,028
Buildings and improvements	1,557,335	1,415,236
Tenant improvements	182,363	172,334

Investments in properties	2,014,334	1,819,326
Accumulated depreciation and amortization	(142,022)	(112,479)

Net investments in properties	1,872,312	1,706,847
Investment in unconsolidated joint venture	30,327	29,955

Net investments in real estate	1,902,639	1,736,802
Cash and cash equivalents	48,014	22,261
Accounts and other receivables, net	31,753	31,293
Deferred rent	50,247	40,225
Acquired above market leases, net	41,317	47,292
Acquired in place lease value and deferred leasing costs, net	254,880	248,751
Deferred financing costs, net	16,396	17,500
Restricted cash	32,605	28,144
Other assets	15,625	13,951

Total Assets	$2,393,476	$2,186,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unsecured revolving credit facility	$114,307	$145,452
Mortgage loans	885,500	804,686
Exchangeable senior debentures	172,500	172,500
Accounts payable and other accrued liabilities	70,591	88,698
Accrued dividends and distributions	24,626	19,386
Acquired below market leases, net	96,813	87,487
Security deposits and prepaid rents	19,886	19,822

Total Liabilities	1,384,223	1,338,031

Minority interests in operating partnership	72,763	138,416
Stockholders’ Equity	936,490	709,772

Total Liabilities and Stockholders’ Equity	$2,393,476	$2,186,219

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except share and per share and unit data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net income available to common stockholders	$2,591	$1,650	$21,232	$3,292
Adjustments:
Minority interests in operating partnership including discontinued operations	310	1,340	4,072	3,186
Real estate related depreciation and amortization (1)	31,708	20,238	61,351	38,423
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	1,010	—	2,046	—
Gain on sale of assets	—	—	(18,049)	—

FFO	$35,619	$23,228	$70,652	$44,901

Basic FFO per share and unit	$0.52	$0.38	$1.04	$0.75
Diluted FFO per share and unit	$0.51	$0.38	$1.01	$0.75

Total common stock and units outstanding
Basic	67,956,343	60,459,246	67,936,973	59,744,817
Diluted	70,228,894	60,959,350	70,053,364	60,235,187
(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	31,832	18,534	61,231	35,071
Depreciation and amortization of discontinued operations	—	1,741	379	3,460
Non real estate depreciation	(124)	(37)	(259)	(108)

	$31,708	$20,238	$61,351	$38,423

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.